SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2004

Champion Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Michigan
(State or other jurisdiction of incorporation)

1-9751	38-2743168
(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 248/340-9090

Item 5. Other Events.

     On March 2, 2004, Champion Enterprises, Inc., a Michigan corporation (“Champion”), completed the sale to Fletcher International, Ltd., a Bermuda company affiliated with Fletcher Asset Management, Inc. ( “Purchaser”), of 12,000 shares of Series B-2 Cumulative Convertible Preferred Stock, no par value per share (the “Series B-2 Preferred Stock”) pursuant to the exercise by the Purchaser of its right to purchase Series B-2 Preferred Stock under the Agreement dated as of June 29, 2001 by and between Purchaser and Champion. The aggregate purchase price for the Series B-2 Preferred Stock was $12.0 million, and the net proceeds from the sale will be used for general corporate purposes.

     The terms of the Series B-2 Preferred Stock are substantially the same as the Series B-1 Cumulative Convertible Preferred Stock and the Series C Cumulative Convertible Preferred Stock previously issued to the Purchaser in 2001 and 2002. The following description of the Series B-2 Preferred Stock is qualified in its entirety by reference to the Certificate of Rights and Preferences relating to the Series B-2 Preferred Stock (the “Certificate”).

     Cumulative dividends are payable on the Series B-2 Preferred Stock quarterly in arrears. The dividend rate is 5% per annum, based on the stated value of $1,000 per share of Series B-2 Preferred Stock. Subject to certain conditions specified in the Certificate, dividends payable on the Series B-2 Preferred Stock may be paid at the option of Champion either in cash or by issuing shares of Champion’s Common Stock that have been registered under the Securities Act of 1933, as amended (the “Act”). The number of shares of Common Stock of Champion to be issued as dividends is determined by dividing the cash amount of the dividend otherwise payable by the market value of the Common Stock determined in accordance with the provisions of the Certificate. If Champion fails to pay any dividends when due, those dividends will accumulate and accrue additional dividends at the then existing dividend rate.

     Unless all accumulated dividends on the Series B-2 Preferred Stock have been paid in full and dividends for the next four dividend periods have been designated and set aside, and a potential additional dividend has been paid with respect to the Series C Preferred Stock, so long as shares of the Series B-2 Preferred Stock are outstanding, no dividends may be paid on the Common Stock or any other securities of Champion ranking junior to the Series B-2 Preferred Stock with respect to dividends and distributions on liquidation (“Junior Securities”) or having a priority equal to the Series B-2 Preferred Stock with respect to dividends and distributions on liquidation (“Parity Securities”), except for dividends on the Series B-1 Preferred Stock and the Series C Preferred Stock and, with the exception of Series B-1 Preferred Stock and the Series C Preferred Stock, no shares of Junior Securities or Parity Securities may be purchased or otherwise redeemed by Champion.

     If Champion is in arrears in the payment of dividends on the Series B-2 Preferred Stock in an aggregate amount equal to more than two quarterly dividends, the dividend rate on the Series B-2 Preferred Stock will be 15% per annum until all accrued and unpaid dividends are paid in full.

     Upon a liquidation of Champion, the holders of the Series B-2 Preferred Stock will be entitled to receive the greater of (1) $1,000 per share of Series B-2 Preferred Stock plus accrued but unpaid dividends before the holders of any Junior Securities receive any payment or (2) the amount the holders would have received if the holders had converted all outstanding shares of Series B-2 Preferred Stock into Common Stock immediately prior to the date of liquidation. The holders of all other Champion capital stock junior to the Series B-2 Preferred Stock will receive all liquidating distributions after the holders of the Series B-2 Preferred Stock have received their stated amounts with respect to liquidating distributions.

     The Series B-2 Preferred Stock will not have voting rights on ordinary corporate matters, except as required by Michigan law. However, the holders of the Series B-2 Preferred Stock will vote separately as a class and the approval of a majority of the Series B-2 Preferred Stock will be required to (a) amend, alter, or repeal the provisions of the Articles, including the Certificate, or Bylaws of Champion so as to change any of the rights, preferences or privileges of the Series B-2 Preferred Stock, (b) permit any subsidiary of Champion to issue or sell any securities of such subsidiary, (c) increase or decrease, other than by redemption or conversion, the total number of authorized shares of preferred stock of Champion or (d) amend any provisions of any stock of Champion with a priority equal or senior to the Series B-2 Preferred

Stock with respect to dividends or distributions on liquidation so as to make such capital stock redeemable by Champion.

     The holders of the Series B-2 Preferred Stock will have the right to convert all or any part of the Series B-2 Preferred Stock into Common Stock at a price of $7.9168 per share. The conversion price is subject to adjustment for stock splits, recombinations, stock dividends and the like. For purposes of any conversion, each share of Series B-2 Preferred Stock will have a value equal to $1,000, plus any accrued and unpaid dividends. Champion has the right to cause the conversion of all but not less than all of the Series B-2 Preferred Stock into Common Stock at any time after July 3, 2006 if the daily market price (as defined) of the Common Stock exceeds 200% of the conversion price on at least 25 business days during any 30 business day period.

     Holders of Series B-2 Preferred Stock also have the right to redeem, from time to time, all or part of the Series B-2 Preferred Stock on terms set forth in the Certificate. On July 3, 2008, Champion must redeem all Series B-2 Preferred Stock. Champion, at its sole option, may deliver cash or shares of registered (or, in some instances, unregistered) Common Stock in satisfaction of such July 3, 2008 redemption obligation.

     The Certificate provides the holders of Series B-2 Preferred Stock with certain rights if Champion is involved in a “Business Combination.” In a Business Combination, Champion may elect to acquire the Series B-2 Preferred Stock at the closing of the transaction in exchange for the stock and other securities, cash and property such holder would have received if the Series B-2 Preferred Stock had been redeemed or converted into Common Stock prior to the transaction, plus a premium cash payment ranging from 0% to 50% of the stated value of the Series B-2 Preferred Stock (plus any accrued and unpaid dividends), based upon the acquisition price and the length of time remaining in the life of the Series B-2 Preferred Stock.

     If Champion does not elect to acquire the Series B-2 Preferred Stock at the closing of the Business Combination, then each holder has the right to elect to receive either or a combination of (a) the stock and other securities, cash and property which the holder would have received had the holder converted or redeemed the Series B-2 Preferred Stock into Common Stock immediately before the transaction, (b) shares of common stock of the acquiring person or its parent company, as elected by the holders, according to formulas contained in the Certificate, which take into account various factors, including the acquisition price for Champion’s Common Stock, the conversion price for the Series B-2 Preferred Stock, the redemption amount for the Series B-2 Preferred Stock, the market price of the common stock of the acquiring person or its parent, and the market price of the Common Stock, or (c) cash in an amount equal to 133% of the stated value of the Series B-2 Preferred Stock (plus all accrued but unpaid dividends). This cash payment would be paid by the acquiring person and not Champion. The acquiring person also would be required to assume, in writing, the obligations of Champion under the Certificate and the Agreement.

     The sale of the Series B-2 Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The sale was made without general solicitation or advertising, Purchaser is a sophisticated investor with access to all relevant information necessary to evaluate an investment in the securities, and Purchaser represented to Champion that the securities were being acquired for investment purposes.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

4.1	Certificate of Rights and Preferences of Series B-2 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc., dated March 2, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION ENTERPRISES, INC.

By:	/s/ John J. Collins

John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary

March 3, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Certificate of Rights and Preferences of Series B-2 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc., dated March 2, 2004